Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-3 of NGL Energy Partners LP for the registration of common units representing limited partner interests and debt securities, of our report dated November 3, 2011, with respect to the combined financial statements of SemStream, L.P Non-Residential Division as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Dallas, Texas
July 8, 2013